Exhibit 99.1

BUSINESS AND FINANCIAL LEADERS
 LORD ROTHSCHILD AND RUPERT MURDOCH
INVEST IN GENIE OIL & GAS

NEWARK, NJ – November 15, 2010:  Genie Energy Corporation (Genie Energy), a division of IDT Corporation (NYSE: IDT, IDT.C), today announced that Lord (Jacob) Rothschild and Rupert Murdoch have each purchased equity stakes in Genie Oil and Gas Inc.  Jacob Rothschild will join Rupert Murdoch on Genie Energy’s Strategic Advisory Board and Jacob Rothschild’s interests will partner with Genie Energy to raise capital for the eventual commercialization of its oil shale projects.

Jacob Rothschild and Mr. Murdoch separately purchased equity positions equivalent to a cumulative 5.5% stake in Genie Oil and Gas Inc., which consists of IDT’s interests in American Shale Oil, LLC (AMSO), and Israel Energy Initiatives, Ltd., (IEI), for a total of $11.0 million dollars.

Claude Pupkin, CEO of Genie Oil and Gas, commented, “Genie’s success will ultimately depend, in part, on access to the expertise of the oil and gas industry and to the financial markets.  Jacob Rothschild and Rupert Murdoch are extremely well regarded by and connected to leaders in these sectors.  Their guidance and participation will prove invaluable.”

“I am grateful to Howard Jonas and IDT for the opportunity to invest in this important initiative,” Lord Rothschild said.  “Rupert Murdoch’s extraordinary achievements speak for themselves and we are very pleased he has agreed to be our partner. Genie Energy is making good technological progress to tap the world’s substantial oil shale deposits which could transform the future prospects of Israel, the Middle East and our allies around the world.”

Jacob Rothschild, OM, GBE is Chairman of the J. Rothschild group of companies and of RIT Capital Partners plc (RITCP), the investment trust company.  RITCP is listed on the London Stock Exchange and has a market cap of over £1.7 billion.  Jacob Rothschild is also Chairman of Five Arrows Limited, a family investment company, and a number of other companies.  Jacob Rothschild is a noted philanthropist, and serves as Chairman of the Rothschild Foundation.

“The Rothschild family continues to build on its 250-year tradition of leadership in the financing of innovation and growth,” said IDT’s Chairman and CEO, Howard Jonas.  “It is a great honor to me, my family and our Company that he has agreed to partner with us to advance this project to its successful conclusion. Rupert Murdoch is the greatest and most well informed media magnate of our generation. His decision to invest in our shale initiatives and serve on Genie’s Strategic Advisory Board is very gratifying and we look forward to benefiting from his input.”

“Covering and distributing news has been my life’s work,” said Mr. Murdoch.  “If Genie’s effort to develop shale oil is successful, as I believe it will be, then the news we’ll report in the coming decades will reflect a more prosperous, more democratic, and more secure world.”

Rupert Murdoch is the founder, Chairman of the Board, and CEO of News Corporation, one of the world’s largest diversified media companies.  News Corporation’s holdings include Fox Entertainment, The Wall Street Journal, the New York Post, HarperCollins and significant other media assets on six continents.

Other members of Genie’s Strategic Advisory Board are:

Alan K. Burnham, PhD – Chief Technology Officer, American Shale Oil, LLC.;  Research scientist at Lawrence Livermore National Laboratory for over 30 years;

Dick Cheney – 46th Vice President of the United States.  Former President and CEO of Halliburton Company, and U.S. Secretary of Defense;

Wes Perry – Chairman of the Board, Genie Energy.  Founder and CEO of E.G.L. Resources, an energy exploration and development company;

Allan Sass, PhD – Former President and CEO of Occidental Oil Shale, a subsidiary of Occidental Petroleum;

Michael Steinhardt – Principal Manager, Steinhardt Management LLC. Renowned hedge fund investor and founder Steinhardt, Fine, Berkowitz & Co., and noted philanthropist;

Eugene A. Renna – Former Executive Vice President of Exxon Mobil and a member of its Board.  Also formerly President and COO of Mobil Corporation;

Stephen M. Trauber – Vice Chairman and Global Head; Energy Investment Banking Group, UBS Investment Bank;

Harold Vinegar, PhD – Former Chief Scientist - Royal Dutch Shell.

About Genie Energy:

Genie Energy Corporation is a division of IDT Corporation (www.idt.net), a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Genie Energy is comprised of IDT Energy, an energy services company that resells electricity and natural gas to residential and small business customers primarily in New York State, and Genie Oil and Gas, Inc., which consists of (1) American Shale Oil Corporation which holds and manages a 50% interest in American Shale Oil, LLC, a joint shale oil initiative in Colorado with Total, S.A., and (2) an 89% interest in Israel Energy Initiatives, Ltd., a shale oil initiative in Israel.

Investor Relations
IDT Corporation
Bill Ulrey
Phone:  (973) 438-3838
E-mail:  invest@idt.net